Graubard Mollen & Miller
                                600 Third Avenue
                          New York, New York 10016-2097


                                                       October 29, 1999



Individual Investor Group, Inc.
125 Broad Street
14th Floor
New York, New York 10004

Dear Sirs:

         Reference is made to the Registration Statement on Form S-3 ("Registration Statement") filed by Individual Investor Group, Inc. ("Company"), a Delaware corporation, under the Securities Act of 1933, as amended ("Act"), with respect to an aggregate of 3,392,832 shares of common stock, par value $.01 per share ("Common Stock"),to be offered for resale by certain individuals and entities ("Selling Stockholders") of which 2,149,434 shares of Common Stock are issued and outstanding, having been sold to certain of the Selling Stockholders, 943,396 shares of Common Stock to be issued to upon conversion of the Company's outstanding Series A Preferred Stock, par value $.01 per share ("Preferred Stock"), issued to two of the Selling Stockholders and 300,000 shares of Common Stock are to be issued pursuant to various warrant agreements ("Consulting Warrants") held by certain of the Selling Stockholders entered into by the Company in connection with a Financial Consulting Services Agreement between EarlyBirdCapital.com Inc. (formerly Southeast Research Partners, Inc.).

         We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

         Based upon the foregoing, it is our opinion that:

         1. The Common Stock issued and outstanding, held by certain of the Selling Stockholders was duly authorized and was legally issued, and is fully paid and nonassessable.

         2. The Common Stock to be issued by the Company upon conversion of the Preferred Stock and upon exercise of the Consulting Warrants have been duly authorized and, when sold in the manner provided in the Certificate of Designations regarding the Preferred Stock and agreements governing the Consulting Warrants, as the case may be, will be legally issued, fully paid and nonassessable.

         In giving this opinion, we have assumed that the agreements governing the Consulting Warrants have been authorized by the board of directors of the Company and duly executed and that all certificates for the Company's shares of Common Stock, prior to their issuance, will be duly executed on behalf of the Company by the Company's transfer agent and registered by the Company's registrar, if necessary, and will conform, except as to denominations, to specimens which we have examined.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

                                             Very truly yours,

                                            /s/ Graubard Mollen & Miller
                                            -----------------------------
                                                GRAUBARD MOLLEN & MILLER